CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



The Board of Directors
Sideware Systems Inc.

We consent to the use of our report dated January 26, 2001, except for note 10(b) and note 14(a) which are as of February 22, 2001 and notes 1 and 14(b) which are as of September 14, 2001, with respect to the consolidated balance sheets of Sideware Systems Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years ended December 2000 and 1999, eight months period December 31, 1998, and year ended April 30, 1998, included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report on Sideware Systems Inc. dated January 26, 2001, except for note 10(b) and note 14(a) which are as of February 22, 2001 and notes 1 and 14(b) which are as of September 14, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and had negative cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We also consent to the use of our reports both dated October 12, 2001 with respect to the consolidated balance sheets of Chalk.com Network (Holding) Corporation as at August 31, 2001 and December 31, 2000, and the consolidated statements of operations and comprehensive loss, stockholders' deficit and cash flows for the eight months ended August 31, 2001 and the year ended December 31, 2000, included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our reports on Chalk.com Network (Holding) Corporation both dated October 12, 2001 contain an explanatory paragraph that states that the Company suffered recurring losses from operations and had negative cash flows from operating activities, conditions which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might results from the outcome of that uncertainty.



(signed) "KPMG LLP"


Chartered Accountants

Vancouver, Canada
February 6, 2002